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                                  Exhibit 17.1

               Letter on Director Resignation from Wellington Ewen

                               WELLINGTON A. EWEN
                              6781 Shearwater Lane
                            Malibu, California 90265



October 28, 1997



Steve Karsh
President, Secretary and Director
SeQuester Holdings, Incorporated
2835 Townsgate Road, Suite 110
Westlake Village, CA 91361


Dear Mr. Karsh:

I am hereby resigning as Chief Financial Officer and Director of SeQuester Holdings, Incorporated and SeQuester Incorporated for personal reasons, effective October 31, 1997. I will offer continued assistance as an independent contractor at your request.


                                            Very truly yours,

                                            /s/ Wellington A. Ewen

                                            Wellington A. Ewen



cc: Stephen R. Miller, M.D. - Director